Exhibit 99.2

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF INFORMATION STATEMENT MATERIALS. YOU ARE NOT REQUIRED TO RESPOND OR TAKE ANY OTHER ACTION. INTERNATIONAL PAPER COMPANY International Paper Company is providing this notice to you because you hold shares of its common stock, $1.00 par value. International Paper Company has released materials for your information regarding the spin-off of its printing papers business into a stand-alone public company known as Sylvamo Corporation. International Paper Company will effect the spin-off through a pro rata distribution to International Paper Company shareholders of approximately 80.1% of the outstanding shares of Sylvamo Corporation. This notice provides instructions on how you can access International Paper Company’s Information Statement (the “Information Statement”). The Information Statement contains important information and we encourage you to review it. You may view the Information Statement online at www.materialnotice.com and easily request a paper or e-mail copy of it (see reverse side). See the reverse side of this Notice for instructions on how to access materials.     D58924-TBD

Materials Available to VIEW or RECEIVE:ï§ How to View Online: Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:    1) BY INTERNET: www.materialnotice.com    2) BY TELEPHONE: 1-800-579-1639    3) BY E-MAIL*: sendmaterial@materialnotice.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.    D58925-TBD

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY D58926-TBD

THIS PAGE WAS INTENTIONALLY LEFT BLANK D58927-TBD

Important Notice Regarding the Availability of Materials INTERNATIONAL PAPER COMPANY You are receiving this communication because you hold shares of common stock of International Paper Company. They have released informational materials that are now available for your review. This notice provides instructions on how to access INTERNATIONAL PAPER COMPANY materials for informational purposes only. You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). See the reverse side for instructions on how to access materials.     D58928-TBD

Materials Available to VIEW or RECEIVE:ï§ How to View Online: Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:    1) BY INTERNET: www.materialnotice.com    2) BY TELEPHONE: 1-800-579-1639    3) BY E-MAIL*: sendmaterial@materialnotice.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.    D58929-TBD

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY D58930-TBD

THIS PAGE WAS INTENTIONALLY LEFT BLANK D58931-TBD